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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
EXCHANGE ACT OF 1934

OSTEX INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Washington	91-1450247
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
2203 Airport Way South, Suite 400, Seattle, Washington 98134 (Address of principal executive offices, including zip code)
(206) 292-8082 (Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:    None

Securities to be registered pursuant to Section 12(g) of the Act:    Preferred Stock Purchase Rights

Item 1.    Description of Registrant's Securities to be Registered

        In contemplation of Ostex International Inc, a Washington corporation ("Ostex"), entering into an amendment dated as of February 18, 2003, to that certain Agreement and Plan of Merger dated as of September 6, 2002 (the "Merger Agreement") (the Merger Agreement as amended by the Amendment being referred to herein as the "Amended Merger Agreement"), with Inverness Medical Innovations, Inc., a Delaware corporation ("Inverness"), Ostex adopted and approved an amendment (the "Second Amendment") to the Ostex Rights Agreement dated as of January 21, 1997, as amended, between Ostex and ChaseMellon Shareholder Services LLC (the "Rights Agreement"), to provide that the execution, delivery and performance by any party of, and the consummation of the any transactions contemplated by, the Amended Merger Agreement and transaction documents related thereto, will not cause Inverness or any of its affiliates to become an Acquiring Person (as defined in the Rights Agreement) nor give rise to any event that, through the passage of time or otherwise, would result in the occurrence of a Shares Acquisition Date or a Distribution Date (as those terms as defined in the Rights Agreement).

        The parties executed the Amendment on February 18, 2003, the terms and conditions of which are described in Ostex' Report on Form 8-K filed with the Securities and Exchange Commission on February 20, 2003.

        A copy of the Second Amendment to the Rights Agreement dated as of February 18, 2003, is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment.

Item 2.    Exhibits

        Exhibit 99.1: Second Amendment to Rights Agreement dated as of February 18, 2003, by and between Ostex International, Inc. and Mellon Investor Services LLC

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

        Date: February 21, 2003

OSTEX INTERNATIONAL, INC.
By:	/s/ THOMAS A. BOLOGNA
	Name:	Thomas A. Bologna
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Second Amendment to Rights Agreement dated as of February 18, 2003, by and between Ostex International, Inc. and Mellon Investor Services LLC

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SIGNATURE
EXHIBIT INDEX